FOR:               TRENDWEST RESORTS, INC.

APPROVED BY:    Tim O'Neil, Chief Financial Officer
                (425) 498-2561

CONTACT:        Trendwest Resorts, Inc.:
                Pat Peckol, Investor Relations Manager       (425) 498-2500

                Morgen-Walke Associates, Inc.:
                (Investor Relations)     Jim Byers           (415) 296-7383
                (Media Relations)        Catherine Farmer    (415) 296-7383
                (Wire Services)          Eric Gonzales       (212) 850-5600



              TRENDWEST RESORTS ANNOUNCES THREE FOR TWO STOCK SPLIT

REDMOND, Wash. - February 27, 2001 - Trendwest Resorts Inc. (Nasdaq: TWRI), a leader in the vacation ownership industry, today announced that the Company's board of directors authorized a three-for-two stock split in the form of a stock dividend.
         Shareholders of record as of March 15, 2001 will receive three shares of Trendwest's common stock for every two shares of common stock held. Trendwest's stock will begin trading on a split-adjusted basis on March 29, 2001. Trendwest expects the shares resulting from the split to be distributed by the Company's transfer agent on or about March 28, 2001. The stock split will increase the number of Trendwest common stock outstanding from approximately
16.8 million shares as of December 31, 2000 to approximately 25.2 million shares.
         "This stock split reflects our confidence in the continued growth of our company and our desire to enhance the liquidity of trading of Trendwest's shares, enabling greater investor participation in our business," stated Bill Peare, Trendwest's CEO and president.
         Trendwest Resorts, Inc., is a leader in the timeshare industry. Through its exclusive relationships with WorldMark, the Club and WorldMark South Pacific Club, the Company provides a flexible vacation ownership system, based on use of Vacation Credits, to approximately 112,000 Owners through 2,093 condominium units at 41 locations in the United States, Hawaii, British Columbia, Mexico, Fiji and Australia. For more information visit Trendwest and WorldMark on the World Wide Web at www.trendwestresorts.com, and www.worldmarktheclub.com.

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements.

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